EXHIBIT 10.31

October 4, 2002

Via U.S. Mail and E-mail

Monty A. Houdeshell
21 Stoney Point
P.O. Box 6426
Laguna Niguel, CA 92607

Dear Monty,

We are pleased to offer you the position of Senior Vice President, Chief Financial Officer, reporting to Greg Palmer. Your annual salary will be $250,000. You will be eligible for an MBO (Management by Objective) potential of 60% of your base salary (comprised of a 60% Company performance component measured by EPS on a sliding scale and a 40% personal objectives component) prorated according to your start date. As we discussed, although your start date as a Remedy Colleague will be on December 16, 2002, you will assume the title Senior Vice President, Chief Financial Officer on January 1, 2003.

Pending approval of the Compensation Committee of the Board of Directors, you also will receive 45,000 shares of restricted stock, subject to the terms and conditions set forth in the Restricted Stock Grant Agreement.

In addition, you will have a monthly car allowance of $1,500 including reimbursements for gas receipts. You will be eligible to participate in Remedy’s Executive Health Benefits Program which includes a fully paid Health Plan, a $4,000 Exec-U-Care Medical Reimbursement Program, a $100,000 Whole Life Insurance Policy (totally portable), a $500,000 Business Travel/Accident life insurance policy (not portable) and a Long Term Disability Plan, beginning the 1st day of your employment. You also will be eligible to participate in the Executive Deferred Compensation Plan and the Employee Stock Purchase Program. You will receive 3 weeks of vacation per calendar year.

Your employment with Remedy is employment at-will. This at-will nature of your employment can only be changed by a written employment agreement signed by the President of the Company. Nothing contained in this letter or any express or implied statements by the Company can alter this at-will status.

If you are terminated within 1 year following a change of control of Remedy, then you will receive a severance of 1 year’s base salary, plus maximum bonus. In the event that you assume the role of Chief Administrative Officer, your change of control severance will be broadened to 2 year’s base salary plus maximum bonus.

Monty, we look forward to you joining the Remedy team. We all have high expectations for you and are confident that you will add tremendous value to our organization and overall success.

Please take the time now to review our employment offer. If it meets with your approval, please indicate your acceptance by signing one copy of this letter and returning it to me by facsimile. If you have any questions about the above, please do not hesitate to give me a call.

Sincerely,

/s/ Gunnar Gooding

Gunnar Gooding
Vice President, Human Resources and Legal Affairs

Cc:        Greg Palmer
              Human Resources

I understand and accept this offer.

/s/ Monty Houdeshell                                                      Date: October 8, 2002
Monty Houdeshell